Exhibit 99

Carrier Reports 2020 Results and Announces 2021 Outlook

Anticipates growth in sales, adjusted EPS, adjusted operating margin and free cash flow in 2021
Board authorizes $350 million share repurchase program

Full Year 2020 Highlights
•Sales and adjusted operating profit exceeded outlook
•GAAP EPS of $2.25 and adjusted EPS of $1.66
•Reduced long-term debt by $1.0 billion and net debt by more than $2.8 billion since spin-off

Fourth Quarter 2020 Highlights
•Sales of $4.6 billion driven by strong demand in North America residential HVAC
•GAAP EPS of $1.00 and adjusted EPS of $0.31
•Results included $50 million in vendor contract termination, legal and related costs
•Prepaid $1.75 billion term loan credit facility

Outlook for 2021
•Sales growth of 6% to 8%, organic sales up 4% to 6%, currency translation to add approximately 2%
•Adjusted operating margin of approximately 13.5%, up 70bps
•Adjusted EPS of $1.85 to $1.95, up 14% at midpoint
•Free cash flow of approximately $1.6 billion

PALM BEACH GARDENS, Fla., February 9, 2021 – Carrier Global Corporation (NYSE:CARR) today reported financial results for the fourth quarter and full year 2020, and announced its 2021 outlook. Carrier is the leading global provider of healthy, safe and sustainable building and cold chain solutions.
“I’m proud of the Carrier team’s performance in 2020. We overachieved on our key operational and financial goals, supported our customers and exited the year with strong momentum. I want to thank our 56,000 employees for their tireless efforts in a challenging year. Our strategy was reinforced by fourth quarter results, which surpassed our expectations because of continued strength in North American residential HVAC and continued traction on our growth and cost containment initiatives,” said Carrier President & CEO Dave Gitlin. “Looking to 2021, we will continue to execute on our strategy to drive growth and profitability and expect mid-single digit organic sales growth, margin expansion, double-digit adjusted EPS growth, and strong cash conversion. Carrier is well-positioned as the world leader in healthy, safe and sustainable building and cold chain solutions.”

Share Repurchase Authorization
On February 4, 2021 Carrier’s Board of Directors authorized the repurchase of up to $350 million of the company's outstanding common stock. Share repurchases may take place from time to time, subject to market conditions and at the company’s discretion in the open market or through one or more other public or private transactions.
Full-Year 2020 Results
Carrier’s 2020 sales of $17.5 billion were down 6% compared to the prior year. The sales decline was largely driven by the impact of the COVID-19 pandemic, but partly offset by strong demand in North America residential HVAC in the second half of 2020. GAAP operating profit of $3.1 billion was up 24% and adjusted operating profit of $2.23 billion was down 19%. GAAP operating profit benefited from the gain on the sale of the company’s shares in Beijer Ref AB (“Beijer”) in the second half of the year. Adjusted operating profit was impacted by investments in growth initiatives, lower sales and unfavorable productivity due to factory disruptions related to the COVID-19 pandemic. These negative effects were partly offset by cost-containment measures and accelerated savings under Carrier 700.
GAAP EPS of $2.25 benefited from the gain on the sale of the shares in Beijer in the second half of the year and adjusted EPS was $1.66. Net income was $2.0 billion, and adjusted net income was $1.5 billion. Net cash flows provided by operating activities were $1.69 billion and capital expenditures were $312 million, resulting in free cash flow of $1.38 billion. Free cash flow included $272 million in tax payments related to the gain on the sale of the shares in Beijer.
Fourth Quarter 2020 Results
Carrier’s fourth quarter sales of $4.6 billion were up 2% compared to the prior year due to currency translation and organic sales were flat to the prior year. The sales performance was largely driven by continued strong demand in North America residential HVAC, which was up 25% compared to the prior year, an improved economic climate, and other businesses continue to improve sequentially, but were still down compared to last year. GAAP operating profit in the quarter of $1.25 billion was up 124% and adjusted operating profit of $453 million was down 24%. These results were impacted by planned investment spending on growth initiatives in the quarter, incremental public company, vendor contract termination, legal and related costs.
GAAP EPS of $1.00 included the sale of Carrier’s stake in Beijer and adjusted EPS was $0.31. Net income was $884 million, and adjusted net income was $280 million. Net cash flows provided by operating activities were $199 million and capital expenditures were $161 million, resulting in free cash flow of $38 million. Free cash flow included $272 million in tax payments related to the gain on the sale of the shares in Beijer.
Full-Year 2021 Outlook*
Carrier is announcing the following outlook for 2021:
•Sales growth of 6% to 8%
◦organic sales up 4% to 6%
◦currency translation to add approximately 2%
•Adjusted operating margin of approximately 13.5%, up 70 bps
•Adjusted EPS of $1.85 to $1.95, up 14% at midpoint

•Free cash flow of approximately $1.6 billion
*Note: When the company provides expectations for organic sales, adjusted operating profit, adjusted operating margin, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

Conference Call
Carrier will host a webcast of its earnings conference call today, Tuesday, February 9, 2021, at 9:00 a.m. ET. To access the webcast, visit the Events & Presentations section of the Carrier Investor Relations site at ir.carrier.com/news-and-events/events-and-presentations or to listen to the earnings call by phone, dial (877) 742-9091.

About Carrier
As the leading global provider of healthy, safe and sustainable building and cold chain solutions, Carrier Global Corporation is committed to making the world safer, more sustainable and comfortable for generations to come. From the beginning, we've led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit www.corporate.carrier.com or follow Carrier on social media at @Carrier.

Use and Definitions of Non-GAAP Financial Measures
Carrier Global Corporation (“Carrier”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Organic sales, adjusted operating profit, adjusted operating margin, earnings before interest, taxes and depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted earnings per share (“EPS”), the adjusted effective tax rate, and net debt are non-GAAP financial measures. Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Adjusted operating profit represents operating profit (a GAAP measure), excluding restructuring costs and other significant items. Adjusted operating margin represents adjusted operating profit as a percentage of net sales (a GAAP measure). EBITDA represents net income attributable to common shareholders (a GAAP measure), adjusted for interest expense, income tax expense, and depreciation and amortization. Adjusted EBITDA represents EBITDA, as calculated above, excluding non-service pension benefit, non-controlling interest in subsidiaries’ earnings from operations, restructuring costs and other significant items. Adjusted net income represents net income attributable to common shareowners (a GAAP measure), excluding restructuring costs and other significant items. Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs and other significant items. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs and other significant items. Net debt represents long-term debt (a GAAP measure) less cash and cash equivalents. For the business segments, when applicable, adjustments of operating profit and operating margins represent operating profit, excluding restructuring and other significant items.

Free cash flow is a non-GAAP financial measure that represents net cash flows provided by operating activities (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Carrier’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of Carrier's common stock and distribution of earnings to shareowners.

When we provide our expectations for organic sales, adjusted operating profit, adjusted operating margin, adjusted EPS, and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, operating profit, operating margin, diluted EPS and net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, future restructuring costs, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “scenario” and other words of similar meaning in connection with a discussion of future operating or financial performance or the separation and distribution from United Technologies. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Carrier, the estimated costs associated with the Separation, Carrier’s plans with respect to our indebtedness and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Carrier and our businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on production and on global supply, demand, and distribution as the outbreak continues and results in a prolonged period of travel, commercial and other restrictions and limitations), natural disasters and the financial condition of our customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness, capital spending and research and development spending; (4) future availability of credit and factors that may affect such availability, including credit market conditions and Carrier’s capital structure and credit ratings; (5) the timing and scope of future repurchases of Carrier’s common stock, including market conditions and the level of other investing activities and uses of cash; (6) delays and disruption in the delivery of materials and services from suppliers; (7) cost reduction efforts and restructuring costs and savings and other consequences thereof; (8) new business and investment opportunities; (9) risks resulting from being a smaller, less diversified company than prior to the separation; (10) the outcome of legal proceedings, investigations and other contingencies; (11) the impact of pension plan assumptions on future cash contributions and earnings; (12) the impact of the negotiation of collective bargaining agreements and labor disputes; (13) the effect of changes in political conditions in the U.S. (including in connection with the new administration in Washington, DC) and other countries in which Carrier and our businesses operate, including the effect of changes in U.S. trade policies or the United Kingdom’s withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (14) the effect of changes (including potentially as a result of the new administration in Washington, DC) in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we and our businesses operate; (15) the ability of Carrier to retain and hire key personnel; (16) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (17) the expected benefits of the Separation; (18) a determination by the U.S. Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions; (19) risks associated with indebtedness, including that incurred as a result of financing transactions undertaken in connection with the separation, as well as our ability to reduce indebtedness and the timing thereof; (20) the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed Carrier’s estimates; and (21) the impact of the Separation on Carrier’s business and Carrier’s resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see Carrier’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Carrier assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:             Media Inquiries
Danielle Canzanella
    561-365-1101
    Danielle.Canzanella@Carrier.com

    Investor Relations
    Sam Pearlstein
    561-365-2251
    Sam.Pearlstein@Carrier.com

Carrier Global Corporation
Condensed Consolidated Statement of Operations

	(Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
(dollars in millions, except per share amounts; shares in millions)	2020	2019	2020	2019
Net sales
Product sales	$3,732	$3,657	$14,347	$15,360
Service sales	862	844	3,109	3,248
	4,594	4,501	17,456	18,608
Costs and expenses
Cost of products sold	2,721	2,635	10,185	10,890
Cost of services sold	588	593	2,162	2,299
Research and development	127	99	419	401
Selling, general and administrative	810	695	2,820	2,761
	4,246	4,022	15,586	16,351
Equity method investment net earnings	59	38	207	236
Other income (expense), net	838	40	1,006	(2)
Operating profit	1,245	557	3,083	2,491
Non-service pension benefit	13	30	60	154
Interest (expense) income, net	(82)	4	(288)	27
Income from operations before income taxes	1,176	591	2,855	2,672
Income tax expense	289	137	849	517
Net income from operations	887	454	2,006	2,155
Less: Non-controlling interest in subsidiaries' earnings from operations	3	14	24	39
Income from operations attributable to common shareowners	$884	$440	$1,982	$2,116

Earnings per share (1), (2)
Basic	$1.02	$0.50	$2.29	$2.44
Diluted	$1.00	$0.50	$2.25	$2.44
Weighted-average number of shares outstanding (2)
Basic	867.4	866.2	866.5	866.2
Diluted	888.4	866.2	880.2	866.2

(1) On April 3, 2020, United Technologies Corporation, since renamed Raytheon Technologies Corporation ("UTC") completed the spin-off of Carrier, one of UTC's reportable segments, into a separate publicly traded company (the "Separation"). The Separation was completed through a pro-rata distribution (the "Distribution") of all of the outstanding common stock of Carrier to UTC shareowners who held shares of UTC common stock as of the close of business on March 19, 2020, the record date for the Distribution. Earnings per share for periods presented prior to the Separation were calculated using the number of shares that were distributed to UTC shareowners immediately following the Separation. For periods prior to the Separation it was assumed that there were no dilutive equity instruments as there were no equity awards in Carrier common stock outstanding prior to the Separation.

(2) Basic and diluted earnings per share for the three and twelve months ended December 31, 2020 are calculated using the weighted-average number of common shares outstanding for the period beginning after the Distribution date. Diluted earnings per share is computed by giving effect to all potentially dilutive stock awards that are outstanding.

Carrier Global Corporation
Segment Net Sales and Operating Profit

	For the Three Months Ended December 31,				For the Year Ended December 31,
(Unaudited)	2020		2019		2020		2019
(dollars in millions)	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Net sales
HVAC	$2,336	$2,336	$2,207	$2,207	$9,478	$9,478	$9,712	$9,712
Refrigeration	949	949	953	953	3,333	3,333	3,792	3,792
Fire & Security	1,398	1,398	1,422	1,422	4,985	4,985	5,500	5,500
Segment sales	4,683	4,683	4,582	4,582	17,796	17,796	19,004	19,004
Eliminations and other	(89)	(89)	(81)	(81)	(340)	(340)	(396)	(396)
Net sales	$4,594	$4,594	$4,501	$4,501	$17,456	$17,456	$18,608	$18,608

Operating profit
HVAC	$1,098	$231	$321	$307	$2,462	$1,430	$1,563	$1,670
Refrigeration	94	110	159	137	357	375	532	524
Fire & Security	158	186	187	212	584	628	708	768
Segment operating profit	1,350	527	667	656	3,403	2,433	2,803	2,962
Eliminations and other	(62)	(33)	(61)	(13)	(184)	(73)	(156)	(60)
General corporate expenses	(43)	(41)	(49)	(49)	(136)	(128)	(156)	(156)
Operating profit	$1,245	$453	$557	$594	$3,083	$2,232	$2,491	$2,746

Segment operating margin
HVAC	47.0%	9.9%	14.5%	13.9%	26.0%	15.1%	16.1%	17.2%
Refrigeration	9.9%	11.6%	16.7%	14.4%	10.7%	11.3%	14.0%	13.8%
Fire & Security	11.3%	13.3%	13.2%	14.9%	11.7%	12.6%	12.9%	14.0%

Carrier Global Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP)
Operating Profit & Operating Profit Margin

	For the Three Months Ended		For the Year Ended
(Unaudited)	December 31,		December 31,
(dollars in millions - Income (Expense))	2020	2019	2020	2019
HVAC
Net sales	$2,336	$2,207	$9,478	$9,712

Operating profit	$1,098	$321	$2,462	$1,563
Restructuring	(4)	(9)	(7)	(56)
Impairment charge on equity method investment	—	—	(71)	(108)
Gain on sale of investment	871	23	1,123	57
Charge resulting from litigation matter	—	—	(11)	—
Separation costs	—	—	(2)	—
Adjusted operating profit	$231	$307	$1,430	$1,670
Adjusted operating margin	9.9%	13.9%	15.1%	17.2%

Refrigeration
Net sales	$949	$953	$3,333	$3,792

Operating profit	$94	$159	$357	$532
Restructuring	(10)	—	(12)	(14)
Net gain on expropriated plant	—	22	—	22
Separation costs	(6)	—	(6)	—
Adjusted operating profit	$110	$137	$375	$524
Adjusted operating margin	11.6%	14.4%	11.3%	13.8%

Fire & Security
Net sales	$1,398	$1,422	$4,985	$5,500

Operating profit	$158	$187	$584	$708
Restructuring	(15)	(18)	(28)	(53)
Separation costs	(13)	—	(16)	—
Pension plan amendment	—	(7)	—	(7)
Adjusted operating profit	$186	$212	$628	$768
Adjusted operating margin	13.3%	14.9%	12.6%	14.0%

General Corporate Expenses and Eliminations and Other
Net sales	$(89)	$(81)	$(340)	$(396)

Operating profit	$(105)	$(110)	$(320)	$(312)
Restructuring	(1)	(2)	(2)	(3)
Consultant contract termination	—	—	—	(34)
Separation costs	(30)	(46)	(117)	(59)
Adjusted operating profit	$(74)	$(62)	$(201)	$(216)

Carrier
Net sales	$4,594	$4,501	$17,456	$18,608

Operating profit	$1,245	$557	$3,083	$2,491
Total restructuring costs	(30)	(29)	(49)	(126)
Total non-recurring and non-operational items	822	(8)	900	(129)
Adjusted operating profit	$453	$594	$2,232	$2,746
Adjusted operating margin	9.9%	13.2%	12.8%	14.8%

Carrier Global Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results
Net Income, Earnings Per Share, and Effective Tax Rate

(Unaudited)	For the Three Months Ended December 31,		For the Year Ended December 31,
(dollars in millions - Income (Expense))	2020	2019	2020	2019
Net income attributable to common shareowners	$884	$440	$1,982	$2,116

Total restructuring costs	(30)	(29)	(49)	(126)

Total non-recurring and non-operational items included in operating profit	822	(8)	900	(129)

Non-recurring and non-operational items included in Interest expense, net:
Interest income associated with participation in amnesty settlement	—	—	—	8
Interest income associated with IRS settlement	—	—	—	8
Debt issuance costs relating to Carrier's separation from UTC	—	—	(5)	—
Non-recurring and non-operational items included in Interest expense, net	—	—	(5)	16

Tax effect of restructuring and non-recurring and non-operational items	(188)	8	(217)	39

Significant non-recurring and non-operational items included in Income tax expense:
Favorable income tax adjustments related to tax amnesty	—	—	—	95
Adjustments related to tax settlements	—	—	—	54
Adjustment related to a valuation allowance recorded against a United Kingdom tax loss and credit carryforward as a result of separation related activities	—	—	(51)	—
Adjustment resulting from Carrier's decision to no longer permanently reinvest certain pre-2018 unremitted non-U.S. earnings	—	—	(46)	—
Deferred tax adjustment resulting from the UTC Separation	—	—	—	19
Deferred tax adjustment resulting from United Kingdom legislative change	—	—	(12)	—
Significant non-recurring and non-operational items included in Income tax expense	—	—	(109)	168

Total significant non-recurring and non-operational items	604	(29)	520	(32)

Adjusted net income attributable to common shareowners	$280	$469	$1,462	$2,148

Diluted earnings per share	$1.00	$0.50	$2.25	$2.44
Impact on diluted earnings per share	0.69	(0.03)	0.59	(0.04)
Adjusted diluted earnings per share	$0.31	$0.53	$1.66	$2.48

Effective tax rate	24.5%	23.2%	29.7%	19.4%
Impact on effective tax rate	1.8%	(0.1)%	(3.7)%	5.5%
Adjusted effective tax rate	26.3%	23.1%	26.0%	24.9%

Carrier Global Corporation
Components of Changes in Net Sales

Three Months Ended December 31, 2020 Compared with Three Months Ended December 31, 2019

	Factors Contributing to Total % change in Net Sales
(Unaudited)	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
HVAC	4%	2%	—%	—%	6%
Refrigeration	(3)%	3%	—%	—%	—%
Fire & Security	(5)%	3%	—%	—%	(2)%
Consolidated	—%	2%	—%	—%	2%

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

	Factors Contributing to Total % change in Net Sales
(Unaudited)	Organic	FX Translation	Acquisitions / Divestitures, net	Other	Total
HVAC	(2)%	—%	—%	—%	(2)%
Refrigeration	(12)%	—%	—%	—%	(12)%
Fire & Security	(9)%	—%	—%	—%	(9)%
Consolidated	(6)%	—%	—%	—%	(6)%

Net Debt

	As of
	December 31, 2020	March 31, 2020 (1)
Long-term debt	$10,036	$11,029
Current portion of long-term debt	191	218
Less: Cash and cash equivalents	3,115	768
Net debt	$7,112	$10,479
_________________
(1) On April 1 and April 2, 2020, Carrier received cash contributions totaling $590 million from UTC related to the Separation, resulting in net debt of approximately $9.9 billion as of April 3, 2020.

Carrier Global Corporation
Condensed Consolidated Balance Sheet

	(Unaudited)
(dollars in millions)	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,115	$952
Accounts receivable, net	2,781	2,726
Contract assets, current	656	622
Inventories, net	1,629	1,332
Other assets, current	343	327
Total current assets	8,524	5,959

Future income tax benefits	449	500
Fixed assets, net	1,810	1,663
Operating lease right-of-use assets	788	832
Intangible assets, net	1,037	1,083
Goodwill	10,139	9,884
Pension and post-retirement assets	554	490
Equity method investments	1,513	1,739
Other assets	279	256
Total Assets	$25,093	$22,406

Liabilities and Equity
Accounts payable	$1,936	$1,701
Accrued liabilities	2,471	2,088
Contract liabilities, current	512	443
Current portion of long-term debt	191	237
Total current liabilities	5,110	4,469
Long-term debt	10,036	82
Future pension and post-retirement obligations	524	456
Future income tax obligations	479	1,099
Operating lease liabilities	642	682
Other long-term liabilities	1,724	1,183
Total Liabilities	18,515	7,971

Equity
UTC Net investment	—	15,355
Common stock, par value $0.01; 4,000,000,000 shares authorized; 867,829,119 shares issued and outstanding as of December 31, 2020	9	—
Additional paid-in capital	5,345	—
Retained earnings	1,643	—
Accumulated other comprehensive loss	(745)	(1,253)
Non-controlling interest	326	333
Total Equity	6,578	14,435
Total Liabilities and Equity	$25,093	$22,406

Carrier Global Corporation
Condensed Consolidated Statement of Cash Flows

	(Unaudited)
	For the Year Ended December 31,
(dollars in millions)	2020	2019
Operating Activities
Net income from operations	$2,006	$2,155
Adjustments to reconcile net income from operations to net cash flows provided by operating activities, net of acquisitions and dispositions
Depreciation and amortization	336	335
Deferred income tax provision	97	(122)
Equity compensation cost	77	52
Equity method investment net earnings	(207)	(236)
Distributions from equity method investments	169	158
Impairment charge on minority-owned joint venture investments	72	108
Gains on sale of investments and businesses	(1,123)	—
Changes in operating assets and liabilities
Accounts receivable, net	49	(129)
Contract assets, current	(9)	23
Inventories, net	(240)	(2)
Other assets, current	3	62
Accounts payable and accrued liabilities	237	(296)
Contract liabilities, current	46	(18)
Defined benefit plan contributions	(41)	(36)
Other operating activities, net	220	9
Net cash flows provided by operating activities	1,692	2,063
Investing Activities
Capital expenditures	(312)	(243)
Proceeds on sale of investments and businesses	1,377	6
Receipt from settlement of derivative contracts	40	—
Other investing activities, net	1	(22)
Net cash flows provided by (used in) investing activities	1,106	(259)
Financing Activities
(Decrease) increase in short-term borrowings, net	(23)	25
Issuance of long-term debt	11,784	107
Repayment of long-term debt	(1,911)	(138)
Dividends paid on common stock	(138)	—
Dividends paid to non-controlling interest	(48)	(28)
Net transfers to UTC	(10,359)	(1,954)
Other financing activities, net	14	6
Net cash flows used in financing activities	(681)	(1,982)
Effect of foreign exchange rate changes on cash and cash equivalents	45	1
Net increase (decrease) in cash and cash equivalents and restricted cash	2,162	(177)
Cash, cash equivalents and restricted cash, beginning of period	957	1,134
Cash, cash equivalents and restricted cash, end of period	3,119	957
Less: restricted cash	4	5
Cash and cash equivalents, end of period	$3,115	$952

Carrier Global Corporation
Free Cash Flow Reconciliation

	(Unaudited)
	For the Three Months Ended March 31,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$96		$400
Net cash flows provided by operating activities	$47		$(183)
Less: Capital expenditures	48		41
Free cash flow	$(1)		$(224)
Free cash flow as a percentage of net income attributable to common shareowners		(1)%		(56)%

	(Unaudited)
	For the Three Months Ended June 30,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$261		$784
Net cash flows provided by operating activities	$509		$554
Less: Capital expenditures	46		48
Free cash flow	$463		$506
Free cash flow as a percentage of net income attributable to common shareowners		177%		65%

	(Unaudited)
	For the Three Months Ended September 30,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$741		$492
Net cash flows provided by operating activities	$937		$618
Less: Capital expenditures	57		50
Free cash flow	$880		$568
Free cash flow as a percentage of net income attributable to common shareowners		119%		115%

	(Unaudited)
	For the Three Months Ended December 31,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$884		$440
Net cash flows provided by operating activities	$199		$1,074
Less: Capital expenditures	161		104
Free cash flow	$38		$970
Free cash flow as a percentage of net income attributable to common shareowners		4%		220%

	(Unaudited)
	For the Year Ended December 31,
(dollars in millions)	2020		2019
Net income attributable to common shareowners	$1,982		$2,116
Net cash flows provided by operating activities	$1,692		$2,063
Less: Capital expenditures	312		243
Free cash flow	$1,380		$1,820
Free cash flow as a percentage of net income attributable to common shareowners		70%		86%